Exhibit 15

                           Accountants' Acknowledgment

August 2, 2004

The Pepsi Bottling Group, Inc. and
Bottling Group, LLC
One Pepsi Way
Somers, NY 10589

Re: Registration Statement on Form S-8 of The Pepsi Bottling Group, Inc. filed with the Securities and Exchange Commission pertaining to the PBG 2004 Long-term Incentive Plan

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by referrence therein of our reports dated April 13, 2004 and July 8, 2004 related to our reviews of The Pepsi Bottling Group, Inc. and Bottling Group, LLC interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York